FIFTH AMENDMENT TO THE ASSET PURCHASE AGREEMENT

This Fifth Amendment (the “Amendment”) dated as of December 24, 2013 to the Asset Purchase Agreement dated as of May 19, 2011 and as previously amended on July 28, 2011, September 15, 2011, September 21, 2011 and September 29, 2011 (the “Agreement”) is being entered into by and among XCel Brands, Inc., a Delaware corporation (“XCel”), IM Brands, LLC, a Delaware limited liability company (“IMB” and, together with XCel, the “Buyers”), IM Ready-Made, LLC, a New York limited liability company (“IM” or “Seller”), Isaac Mizrahi, an individual (“Mizrahi”), and Marisa Gardini, an individual (“MG” and together with Mizrahi, the “Individuals”). The Seller and Buyers are referred to herein each individually as a “Party,” and collectively as the “Parties”. Any capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms as set forth in the Agreement.

WHEREAS, the Parties and the Individuals have entered into the Agreement and in connection therewith, the Parties and the Individuals desire to make certain amendments to the Agreement and agree as otherwise set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and the Individuals, intending to be legally bound, hereby agree as follows:

1. The Seller and the Individuals acknowledge and agree that (a) the criteria set forth in Section 3.4(a) of the Agreement for the issuance of Earn-Out Shares in respect of the First Royalty Target Period were not satisfied, (b) notwithstanding anything to the contrary contained in Section 3.4(a) of the Agreement, no Earn-Out Shares may or shall be issued at any time in respect of the Second Royalty Target Period and the Third Royalty Target Period (such periods collectively with the First Royalty Target Period, the “Applicable Earn-Out Periods”), regardless of whether the criteria for the issuance set forth therein are or shall in the future otherwise be satisfied and (c) the Buyers have fully performed in a timely manner all of their obligations under the Agreement through and including the date of this Amendment.

2. Release and Acknowledgments.

(a) Effective as of the date of this Amendment, each of the Seller and the Individuals for themselves and for their past and present agents, officers, directors, employees, attorneys, shareholders, parents, subsidiaries, and each of their affiliated legal or business entities, insurers, successors and assigns, both individually and in their representative capacities (jointly and severally, the “Seller Releasing Parties”) hereby, jointly and severally, release and discharge the Buyers, and each of their affiliates, subsidiaries, officers, directors, stockholders, employees, agents, attorneys, accountants and other advisors, and the heirs, executors and administrators, if applicable, and the predecessors, successors or assigns of each of the foregoing (collectively the “Buyer Released Parties”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law or equity, ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever arising out of or relating to (i) any of the Buyer’s obligations under the Agreement through and including the date hereof and (ii) the Buyer’s obligations with respect to any consideration or other matters under the Agreement in respect of the issuance of any Earn-Out Shares for any of the Applicable Earn-Out Periods.

(b) Each of the Buyers represents and warrants to the Seller and the Individuals that it has no actual knowledge of any facts or circumstances that could provide the basis for any claim against the Seller or the Individuals under the Agreement. For purposes of this Section 2(b) the term “actual knowledge” means the actual knowledge of the executive officers of XCel, other than IM and MG.

3. The Parties and the Individuals acknowledge and agree that, without limiting the generality of the foregoing, the only Earn-Out Shares which may hereafter be issuable and payable under the Agreement are those which the Seller may be entitled to receive in respect of the Fourth Royalty Target Period if, but only if, the criteria set forth in Section 3.4(a) of the Agreement relating thereto are satisfied. In the event the criteria set forth therein for the Fourth Royalty Target Period are not satisfied, the Seller and the Individuals acknowledge and agree that no compensation or other payments shall otherwise be due and payable in lieu of any Earn-Out Shares not earned.

4. The Seller and the Individuals acknowledge and agree that the Buyers have used their best efforts through the date hereof to increase XCel’s royalty revenues. The Sellers and the Individuals hereby covenant, to the maximum extent permitted by applicable law, not to sue or assert a claim against the Buyers or any other Released Parties in connection with any failure of XCel to satisfy the criteria for the issuance of Earn-Out Shares in any of the Applicable Earn-Out Periods, as the case may be, in the absence of fraud or willful misconduct.

5. As partial consideration for the execution of this Agreement, concurrently with the execution and delivery of this Amendment, (i) the original promissory note in the principal amount of $7,377,432 issued by XCel to IM (the “Original Note”) shall be amended and restated in its entirety as set forth on Exhibit A attached hereto (the “Amended Note”), with the Original Note surrendered to XCel in exchange for the issuance of the Amended Note to the Seller, and (ii) the Buyers, the Seller and the Individuals shall execute the Amended and Restated Voting Agreement as set forth as Exhibit B hereto. The Seller and the Individuals acknowledge that on September [27], 2013 Xcel prepaid $500,000 principal amount of the Original Note in anticipation and consideration of the execution of this Agreement.

6. Seller agrees that the Buyers shall not be required to obtain or deliver the Earn-Out Reconciliation for the Royalty Target Period ending December 31, 2013 or the Royalty Target Period ending December 31, 2014 or provide supporting documentation of the determination of Net Royalty Income for the Royalty Target Period for such periods as set forth in Section 3.4(b). As of the date hereof, the Buyers believe that the respective criteria for the issuance of Earn-Out Shares in the Second Royalty Target Period will not be satisfied.

7. On January 1, 2014, XCel shall execute and deliver the Restricted Stock Agreements set forth as Exhibit C hereto, and, promptly thereafter, will instruct its transfer agent to issue the respective XCel Shares set forth therein, on and subject to the terms and conditions set forth therein.

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8. Except as modified by this Amendment, all of the terms of the Agreement shall remain unchanged and in full force and effect, and shall be the valid and binding agreement of the Parties and the Individuals in accordance with its terms. From and after the date hereof, any reference to the Agreement shall mean the Agreement as modified by this Amendment.

9. This Amendment is made under, and shall be construed and enforced in accordance with, the laws of the State of New York, applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action between or among any of the parties, whether arising out of this Amendment, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New York, New York, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

10. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first written above.

XCEL BRANDS, INC.

By:	/s/ Seth Burroughs
Name:	Seth Burroughs
Title:	Executive Vice President

IM BRANDS, LLC

By:	XCel Brands, Inc., its Managing Member

By:	/s/ Seth Burroughs
Name:	Seth Burroughs
Title:	Seth Burroughs

IM READY-MADE, LLC

By:	/s/ Marisa Gardini
Name:	Marisa Gardini
Title:	Partner

/s/ Isaac Mizrahi
Isaac Mizrahi

/s/ Marisa Gardini
Marisa Gardini

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